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TRANSCRIPT

The following is a transcript of a conference call held by Pinnacle Gas Resources, Inc. on October 19, 2007. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. The Company believes that none of these inaccuracies is material. A replay of the recorded conference call will be available through Tuesday, October 23, 2007 and can be accessed by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 (International), Passcode: 21527084.

ENERCOM

Moderator: Peter Schoonmaker

October 19, 2007

10:00 am CT

Operator:                                                                     Good morning. My name is (Cynthia) and I will be your conference operator today. At this time I would like to welcome everyone to the Update on the Pinnacle Gas Resource Merger with Quest Resource Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you would like to withdraw your question press the Pound Key.

I would now like to turn to today’s call over to Peter Schoonmaker, President and CEO and Director of Pinnacle Gas Resources. Please go ahead sir.

Peter Schoonmaker:             Well good morning and thank you for joining us to discuss the previously announced stock for stock merger of Quest Resource Corporation and Pinnacle Gas Resources, Inc. that had been unanimously approved by our Board of Directors of each company.

On the call with me today is Ron Barnes, our Chief Financial Officer. We filed a 8-K pertaining to this transaction including a copy of the definitive merger agreement on Tuesday, October 16, 2007. It you would like a copy of this filing it is available on the SEC section of our Web site at www.pinnaclegas.com. Or you may call area code 307-673-9710 to request a copy by mail.

You may also access this filing at www.sec.gov. Please be advised that our remarks that follow including answers to your questions include statements that we believe to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

These forward-looking statements are subject to risks and uncertain ties that could cause actual results to be materially different from those currently anticipated. Those risks include the risks that we described in Amendment No. 7 to our registration statement on Form S-1 that we filed on September 27, 2007 with the Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements.

Quest and Pinnacle will file a joint proxy statement prospectus and other documents with the SEC. Investors and security holders are urged to read carefully the definitive joint proxy statement prospectus when it becomes available because it will contain important information regarding Quest, Pinnacle and the merger.

A definitive joint proxy statement prospectus will be sent to security holders of Quest and Pinnacle seeking their approval of the merger. Investors and security holders may obtain a free copy of the definitive joint proxy statement prospectus when it becomes available and other documents filed by Quest and Pinnacle with the SEC at the SEC’s Web site at www.sec.gov.

The definitive joint proxy statement prospectus and such other documents relating to Pinnacle may also be obtained for free from Pinnacle by directing a request to Pinnacle Gas Resources, Inc. at 1 East Alger, Sheridan, Wyoming 82801, attention (Andrea Melinger). Our telephone number is area code 307-673-9710.

During the course of the last year Pinnacle’s senior management engaged in preliminary discussions with other industry participants pertaining to various business combinations. These discussions were regularly reported to our Board of Directors. Under the direction of our Board, we reviewed a number of strategic alternatives with the objective of enhancing value for our shareholders.

In July 2007, we consulted with Jeffries, Randall & Dewey to evaluate a possible combination with Quest Resource Corporation and the synergies that could result from such a combination. On October 15, 2007, our Board of Directors approved a definitive merger agreement. As set forth in the merger agreement, Pinnacle stockholders will receive .6584 shares of Quest common stock for each share of Pinnacle common stock.

The combined company will have approximately 43.1 million fully diluted shares outstanding. The merger is conditioned upon the successful execution of the initial public offering of Quest Energy Partners LP IPO by December 31, 2007. Quest may also terminate this agreement if the IPO is not priced prior to December 21, 2007.

Quest Energy Partners filed the second amendment to the IPO form S-1 relating to its IPO on September 28, 2007. The merger is also subject to various other customary conditions including the approval of the stockholders of both companies.

Upon completion of the merger, the combined entity will hold all of the Pinnacle legacy assets and general and limited partner interests in Quest Midstream Partners LP and Quest Energy Partners. The Board of Directors will be comprised of seven members, four designated by Quest and three designated by Pinnacle.

The combined company will have an excess of 850,000 net acres with over 7500 drilling locations and significant resource potential. We believe the acreage position and resource potential represents over ten years of drilling based on our current combined capital expenditure budgets.

We believe the geographical diversity achieved by this combination will help to act as a hedge on regional price volatility. In addition, we believe the technical expertise and extensive coal bed methane experience of both management teams will allow the combined company to more effectively develop its combined asset base.

From an operational point of view, we have recently installed compression in our Cabin Creek and Montana development areas. Along with additional water management in Montana, this will allow us to turn on and produce numerous wells in the next few months as the Rocky Mountain region acquires additional pipeline capacity from the expected completion of the new pipeline project.

Kinder Morgan’s October 18, 2007 construction update noted that the Rocky’s express pipeline had made considerable progress since the last report. Seventy five percent of the pipeline has been welded. And 65% of the pipeline has been backfilled. The completion date is still scheduled and in service and scheduled to be in service in January of 2008.

We expect that the stock for stock merger will provide our stockholders with exposure to the development of both the Pinnacle assets and the assets of the Quest MLPs while also expanding trading liquidity in the shares of the combined entity.

The financial liquidity expected to exist for the combined entity following the consummation of Quest Energy Partners’ IPO should also be enhanced compared to the financial liquidity of the current separate entities.

We’ll be glad to take questions at this time.

Operator:                                                                     Ladies and gentlemen as a reminder to ask a question, please press Star/1 on your telephone keypad. Your first question comes from Scott Hanold with RBC Capital Markets.

Peter Schoonmaker:              Good morning Scott.

Operator:                                                                     Scott, your line is open.

Scott Hanold:                                              Good morning, can you hear me now?

Peter Schoonmaker:              Yes.

Scott Hanold:                                              Okay, sorry about that. I had the old mute button on. But could you guys sort of talk about, you know, the idea of, you know, going through this decision with Quest? You know, obviously you guys have looked at, you know, various alternatives. And, you know, thought sort of the scale and the, I guess, diversity was a benefit.

But, you know, regarding sort of your activity over say the next 12 months, I mean your capital needs, can you sort of talk about, you know, your option sort of going alone at it?

Peter Schoonmaker:             Well we obviously feel that the merger is a very exciting prospect for Pinnacle. And given that we saw and have been in discussions with Quest for some time that they were getting some finality to completing their IPO and their MLP.

We saw it as a real really unique opportunity and great timing to consummate or at least announce the merger from the standpoint that we looked at the diminished cash flows that we saw in the commodity prices that had deteriorated in the Rocky Mountain region.

We feel with the completion of the IPO and the MLP with Quest that that IPO will allow significant cash flows to flow to the C Corp and Quest. That combined with our joint and combined credit facilities that we believe we can fund our future developments as we’ve indicated on our current budgets.

Scott Hanold:                                             What is your plan for 2008 at this time as far as, you know, number of wells and capital sort of an initial kind of idea where CAPEX could be in 2008? And, you know, what’s sort of the credit facility at right now?

Peter Schoonmaker:              Our credit facility is being re-determined. But we estimate that to be around again $100 million face but about $20 million borrowing base. Our plans for next year are to drill and consistent with what we’ve told the market in the past is about 200 to 250 wells. Our CAPEX for 2008 is about $50 million.

Scott Hanold:                                              Okay. And, you know, sort of regarding I guess, you know, potentially the merger with Quest, you guys would be a, I guess, wholly owned sub of the Quest Holding company. And I mean what is sort of that potential or idea as far as, you know, dropping some assets into the MLP? Or what is sort of the initial thoughts by management here?

Peter Schoonmaker:             Well and that’s one of the things that we think is very exciting about the potential merger is we’ve got production that’s expanding in both Cabin Creek and Montana. We’ve got a historical primarily developed asset in our recluse area. And one of the things that we think that we can possibly expose, you know, Pinnacle shareholders to those MLP type valuations, you know, in the near term given the right circumstances.

But, you know, we see it as really being able to provide the growth. You know, we’re only 6% developed in our Pinnacle assets and provide the growth for that MLP. And so as we develop, we will be, you know, timely and appropriately I think, you know, putting those developed assets down into Quest MLP.

I think we also provide a tremendous amount of opportunity for pipelines. In that we own and operate all of our low pressure gathering systems. We have installed our high pressure system and control our compression in Cabin Creek. So, you know, we see it as real opportunity for both companies and shareholders.

Scott Hanold:                                              Okay. And so just kind of, you know, when, you know, when do you think I mean the assets could be ready for sort of that migration from the C Corp into MLP?

I mean these, you know, I think the wells up there are what fairly, you know, have high rates of return but short lives and so is it basically when you’ve taken enough of the water load off and it’s basically PUD dump facing. Or sort of what the thought process is here as far as, you know, timing on some of these big - you know, more developed areas like, you know, Cabin Creek for example?

Peter Schoonmaker:             Well Cabin Creek, you know, we drilled a significant number of wells. We’ve had based on the, you know, not only the price constraint of the commodity in the Colorado CIG market price, we’ve also been constrained, you know, from basically a force majeure issue of basically getting gas out of this area.

So we basically got a tremendous amount of wells that have been sitting. We have not turned them on. They’re ready to turn on immediately. We have got compression set. So realistically, you know, I think in 2008 as we develop enough of the wells we can turn them on.

Those things, you know, we had seen those wells come on and make gas immediately. So I think, you know, timing we can see, you know, significant part of our Cabin Creek development, you know, potentially be dropped down into that MLP.

Scott Hanold:                                              Okay, one last question.

Peter Schoonmaker:              (Unintelligible). I’m sorry, and certainly I think, you know, our primarily developed acreage position recluse is, you know, we’ve got a few PUD locations that remain to be drilled. We’ll focus in on that and that’s obviously something that can, you know, drop down into that MLP very quickly.

Scott Hanold:                                              Okay. One last question, can you say what sort of your net production is earning at right now firm wide?

Peter Schoonmaker:              I can. And there’s a little bit of discussion because we have, based on those constraints that I talked about, force majeure issues, the largest compressor station that provides the take away capacity out of the Rocky region was struck by lightening late summer.

That compressor station represents about a BCF of take away capacity. And that ability for that compressor station to move gas has been reduced about 50% so all of the operators and producers in this area have been constrained obviously not only on price but on actual physical ability to get gas out of the area.

So what we see is we have not shut in wells. Our operational group spent a lot of time in valuation or looking at from a technical standpoint what should we do with our wells? Because of our integrated efficient pump system, instead of shutting these wells in we simply turned them down and reduced the actual water flow out of the wells which basically slowed the gas down.

And it’s a long winded answer to your question but we’re producing net between 8 and 10 million a day now which is significantly down from where we were beginning to produce prior to this constraint being put on the marketplace.

Scott Hanold:                                              Okay, okay. So I guess, like in, you know, sort of third quarter, you know, sequentially we could see production, you know, fall off a bit here?

Peter Schoonmaker:             We will see production fall off. But we are also now seeing that the Rocky’s pricing has materially risen in the last couple of days. And we are now starting to work over our wells again. Turn some of our blowers on and we’re going to see our production go up again as well.

Scott Hanold:                                              Okay thank you.

Operator:                                                                     Your next question comes from Ron Mills with Johnson Rice.

Ron Mills:                                                                Good morning. Just to follow up on Scott’s question, how much of an impact do you think that compressor station had on your second quarter production? And if that is still offline, how much can you actually bring back on by doing the work overs or whatever steps you’re going to take that you were just alluding too?

Peter Schoonmaker:             Well simplistically we try to reduce and I think it’s going to basically average about 10% over the quarter. But when pricing and again the physical constraint took place, we tried to reduce our production about 30%. You know, we’re dealing with over 600 wells. And so it took us a little bit of time to physically get those wells, you know, shut in. Or not shut in but slowed down.

But I see that will probably average about 10% for the quarter.

Ron Mills:                                                                It’s sequential down from the second then?

Peter Schoonmaker:              Correct.

Ron Mills:                                                                Okay but is that production constraint still in place today in terms of if you’re now talking about beginning some of the work overs and to allow you to start to increase that production, are you timing that along with the increase capacity out of the area?

I guess I’m just trying to get to a sense of you’re starting to perform work that will allow you to begin to turn some of those production levels higher, are you going to be…

Peter Schoonmaker:              (Unintelligible) and we are actually Monday we started to turn, you know, we outlined a program to start turning those wells back on. The Cheyenne Plains compressor station they had a recent construction update as far as indicating the time when they thought they would have the compressor station back up.

I believe that that should, based on their report, that November to December timeframe they should have that compressor station back up and fully operational. So we’re timing how aggressive we get in turning these wells back on, you know, based on the ability to get gas out of here.

Ron Mills:                                                                Okay. And then from an activity level standpoint, maybe you can I mean shed a little more light on why you merged with Quest. Is this something that you think will allow you to maybe eventually accelerate spending on a combined basis on your properties relative to what you would have been able to do on a stand alone basis?

Peter Schoonmaker:             Well we do. And that was one of the, you know, the rationales that we based our decision on. Is we felt the merger and the scale that both companies provided, you know, looking at the percent developed that Quest is, their, you know, their assets are much highly developed than ours. That we really saw, you know, they’ve got I think tremendous production growth. It appears to be, you know, next year.

We still think that we’re looking at a strong gas price for next year. And so we see that, you know, we see that really being able to accelerate the development of our assets. And that was a big decision point in our rationale for the merger.

Ron Mills:                                                                Okay. And can you provide a little bit of an update just on Montana? I know you have quite a bit - you have enough state and fee acreage to keep yourself active, you know, for the course of the next 12 months or maybe even a little bit more.

But any update on the federal or the access to federal leases and permits in Montana?

Peter Schoonmaker:              Yes there’s actually a very exciting update. On September 11 of this year, the Ninth Circuit Panel issued an opinion. That opinion affirmed Judge Anderson’s original order that allowed development, phased development in then Powder River Basin of Montana on federal leases.

The Ninth Circuit Panel affirmed that decision. So the quick answer to that is we have been in discussions with the BOM. There is apparently a 45 day period after that opinion in which the decision or the opinion can be appealed.

It’s my understanding from our counsel that that rarely happens. And if it does happen that even more rarely their opinion is changed. But what we see is a very strong, strongly worded opinion that is in fact emphatically stating that Judge Anderson’s original order in essence met the requirements of the litigants, the requirement being the analysis of phased development.

So we think that BOM is I believe reviewing that order as well and indicating that they will begin to issue up to 500 permits a year. It’s our interpretation that we could probably industry for the southern Powder River Basin in Montana could be issued up to 1000 permits in the next year. Excuse me, prior to the issuance of the SCIS.

The BOM has in several conferences that I’ve been at recently the director of the Montana BOM has indicated a timeline on the issuance of a record of decisions for that supplemental environmental impact statement analyzing phased development.

They expect to have a draft record of decision in early January of 2008 with the final record decision in June of 2008. And again they expect to have a positive record of decision which will allow development of coal bed methane assets on federal leases in Montana.

Ron Mills:                                                                That is good news. And then finally just on the activity that you’ve said, like you slowed down a little bit. But in terms of either multi seam completions in Cabin Creek in particular, what you were expecting in terms of, you know, on average I think three seams per well. And have the production rates or it’s still continued to kind of meet expectations for the overall reserves that you were targeting in Cabin Creek area?

Peter Schoonmaker:             Well we definitely think it is. We, you know, before we started constraining our wells a little bit, you know, the wells that we drilled, we are drilling a single well bore and completing in all coal seams now.

We have done a little bit of few step out wells, exploration wells in that Cabin Creek area which we’ve shown to be very favorable results in terms of gas content in the coals, the thickness of the coals. And we are completing at least four coal seams in a single well bore. So again you’re going to see our well bore, our drilling numbers down. But our completions up significantly.

Ron Mills:                                                                And those completions are meeting expectations?

Peter Schoonmaker:              They are.

Ron Mills:                                                                Okay great. Thank you guys.

Operator:                                                                     Your next question comes from Amir Aris with FBR.

Amir Aris:                                                                Good morning guys. I just wanted to clarify some numbers with you. Initially, right now you’re spending about $30 million in capital spending. And this year’s stand alone is going to $50 million, next year you said stand alone?

Because I’m wondering if you can help give us a sense of how much that’s going to increase on a pro forma basis once you combine with Quest?

Peter Schoonmaker:             Well we’re still evaluating on a pro forma basis. But we are, you know, our budget and what we think we will the amount of wells we’ll drill next year is again in that $50 million range.

Amir Aris:                                                                Oh so the $50 million is the combined - is what you expect to spend once you’re combined with Quest?

Peter Schoonmaker:              No. That is for Pinnacle’s budget.

Amir Aris:                                                                Oh I know Pinnacle’s budget but not - I mean what would your budget have been as a stand alone company for next year? That’s what I’m trying to get at. Is that the $50 million number? And it will be going higher than that?

Peter Schoonmaker:              As a stand alone, our budget still would have been about $50. We’re evaluating what that budget will be on a pro forma basis.

Amir Aris:                                                                So you do plan on accelerating the drilling and the development out here?

Peter Schoonmaker:             We do.

Amir Aris:                                                                Okay from those levels, okay. Just secondly on the Green River Basin, any update on that in terms of a combined basis, is that still a core area for you? I mean definitely you’ve got some good potential. Do you want to hold onto that?

Peter Schoonmaker:             We still do. We do still see that as a core area. We are evaluating actually today in our office. We commissioned a study that we’re going to review the results of that, a geologic study today exploring the conventional potential of those sandstones below our coal formation.

So we are going to look at that and we’ll be permitting one to two locations based on the results, recent results we’ve seen from (Yates) and (Davis) Drilling targeting Lewis and Almond sandstones. We are still very committed to completing the remaining ten wells, production wells. Or excuse, me 14 production wells that we drilled to date.

We are still testing the two injection wells that we drilled to date. We’ve installed the infrastructure. And our still waiting on regulatory authority to build a reservoir so that we can put the remaining wells on production. But we are still very excited about the potential of that Green River area. And it does represent a fairly significant portion of our next year’s budget.

Amir Aris:                                                                Sounds great. Thanks.

Peter Schoonmaker:             We have time enough for just one more question if there is one.

Operator:                                                                     There is no one in queue at this time sir.

Peter Schoonmaker:              Okay. Well I would like to thank everyone for their time this morning. We’re very excited about the potential of this merger. And would encourage anyone and everyone to call if they’ve got additional questions and feel free to obviously access the Web site to read the various documents that we’ve filed.

Thanks again for your time.

Operator:                                                                     Ladies and gentlemen, this concludes today’s Update on the Pinnacle Gas Resource Merger with Quest Resource. You may now disconnect.

END

Forward-Looking Statements and Other Information

Opinions, forecasts, projections or statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Pinnacle believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out Pinnacle’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Pinnacle’s filings with the Securities and Exchange Commission (SEC). You can find Pinnacle’s filings with the SEC at www.pinnaclegas.com or at www.sec.gov. By making these forward-looking statements, Pinnacle undertakes no obligation to update these statements for revisions or changes after the date of this release.

QUEST AND PINNACLE WILL FILE A JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING QUEST, PINNACLE AND THE MERGER. A DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WILL BE SENT TO SECURITY HOLDERS OF QUEST AND  PINNACLE SEEKING THEIR APPROVAL OF THE MERGER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND OTHER DOCUMENTS FILED BY QUEST AND PINNACLE WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO QUEST) MAY ALSO BE OBTAINED FOR FREE FROM QUEST BY DIRECTING A REQUEST TO QUEST, 9520 N. MAY AVENUE, SUITE 300, OKLAHOMA CITY, OKLAHOMA, ATTENTION DAVID GROSE; TELEPHONE: (405) 488-1304 EXT. 6823; E-MAIL: DGROSE@QRCP.COM.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO PINNACLE) MAY ALSO BE OBTAINED FOR FREE FROM PINNACLE BY DIRECTING A REQUEST TO PINNACLE GAS RESOURCES, INC., I E. ALGER, SHERIDAN, WYOMING 82801, ATTENTION: ANDREA MELLINGER; TELEPHONE: (307) 673-9710; E-MAIL: AMELLINGER@PINNACLEGAS.COM.

Quest, its directors and executive officers, certain members of its management and certain of its employees may be considered “participants in the solicitation” of proxies from Quest’s stockholders in connection with the merger. Information regarding such persons and a description of their interest in the merger will be contained in the joint proxy statement/prospectus when it is filed with the SEC. Information concerning beneficial ownership of Quest stock by its directors and certain of its executive officers is included in its proxy statement dated May 8, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.

Pinnacle, its directors and executive officers, certain members of its management and certain of its employees may be considered “participants in the solicitation” of proxies from Pinnacle’s stockholders in connection with the merger. Information regarding such persons and a description of their interest in the merger will be contained in the joint proxy statement/prospectus when it is filed with the SEC. Information concerning beneficial ownership of Pinnacle stock by its directors and certain of its executive officers is included in Amendment No. 7 to Pinnacle’s registration statement on Form S-1 (File No. 333-133983) dated September 27, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.